Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Second Quarter 2011 Financial Results; Updates 2011 Financial Guidance
•	Second Quarter 2011 Revenues of $1.466 billion

•	Operating Income of $64 million

•	Fully-Diluted Earnings Per Share of $0.21 including previously announced ($0.26) charge

•	Cash and Cash Equivalents were $154 million

•	Total backlog of approximately $29 billion
     Wichita, Kan., August 4, 2011 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter 2011 financial results reflecting solid core operating performance, strong demand for large commercial aircraft, and the incorporation of the 787 contract amendment.
     Spirit’s second quarter 2011 revenues were $1.466 billion, up from $1.056 billion for the same period of 2010 as the company recognized the deferred revenue associated with the 787 program and benefited from slightly higher production deliveries and non-production revenues during the quarter.
     Operating income was $64 million, compared to $86 million for the same period in 2010. The company recognized an additional pre-tax $53 million ($0.26 per share) forward-loss on the Gulfstream G280 wing program in the quarter. The core business generated favorable cumulative catch-up adjustments related to productivity and efficiency improvements and benefited from lower R&D expense. The 787 program continues to be a zero margin program for the company. Second quarter of 2010 operating income included a $19 million pre-tax impact related to the International Association of Machinists (IAM) stock award.
Table 1. Summary Financial Results (unaudited)

	2nd Quarter			Six Months
($ in millions, except per share data)	2011	2010	Change	2011	2010	Change
Revenues	$1,466	$1,056	39%	$2,515	$2,099	20%
Operating Income	$64	$86	(26%)	$133	$179	(25%)
Operating Income as a % of Revenues	4.3%	8.1%	(380) BPS	5.3%	8.5%	(320) BPS
Net Income	$30	$55	(45%)	$65	$111	(42%)
Net Income as a % of Revenues	2.1%	5.2%	(310) BPS	2.6%	5.3%	(270) BPS
Earnings per Share (Fully Diluted)	$0.21	$0.39	(46%)	$0.45	$0.79	(43%)
Fully Diluted Weighted Avg Share Count	142.3	140.4		142.4	140.6

     Net income for the quarter was $30 million, or $0.21 per fully diluted share, compared to $55 million, or $0.39 per fully diluted share, in the same period of 2010. Current quarter net income reflects higher interest expense associated with increased long-term debt and a higher effective tax rate as compared to the second quarter of 2010. (Table 1)
     “We are successfully transitioning to higher production rates across our core businesses driven by a strong market for large commercial airplanes,” said President and Chief Executive Officer Jeff Turner. “During the second quarter, we delivered increased volumes to Boeing Commercial Airplanes, successfully completed our go-forward plan on the 787 program, and recently rolled out our first CSeries test pylon to Bombardier.”
     “We continue to make progress on our development programs. Six of these programs are continuing through the test phases with five of them expected to achieve certification in 2011. Although we have experienced cost growth on some of these programs, we are focused on meeting customer commitments and are excited about the long-term value and diversification these programs bring to the company.”
     “As recent order flow has signaled, we continue to benefit from the expanding global demand for commercial aircraft as we concurrently implement our diversification strategy with many of our new programs moving into production. By executing our growth plans and helping to bring the next generation of commercial aircraft to market, we are well positioned to create long-term value for our customers, shareholders, and employees,” Turner concluded.
     Spirit’s backlog at the end of the second quarter of 2011 increased by 3 percent to $29 billion as orders exceeded deliveries. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.
     The company realized and previously announced an additional pre-tax charge of $53 million ($0.26 per share) on the Gulfstream G280 program, which is recognized as further forward-loss on the program. The additional cost on this program is associated with development and manufacturing cost growth and the decision to transition the wing production to Spirit’s Kinston, North Carolina facility.
     Spirit updated its contract profitability estimates during the second quarter of 2011, resulting in a net pre-tax $6 million favorable cumulative catch-up adjustment primarily associated with productivity and efficiency improvements on core programs, partially offset by cost growth in the Wing Systems segment. In comparison, no net cumulative catch-ups were recognized in the second quarter of 2010.
     Cash flow from operations was a $114 million use of cash for the second quarter of 2011, compared to a $7 million use of cash for the second quarter of 2010. The current quarter compared to the same period of 2010 includes increased inventory on new programs and the impacts of timing of accounts receivable and accounts payable. (Table 2)
Table 2. Cash Flow and Liquidity

	2nd Quarter		Six Months
($ in millions)	2011	2010	2011	2010

Cash Flow from Operations	$(114)	$(7)	$(242)	$(117)
Purchases of Property, Plant & Equipment	$(43)	$(61)	$(84)	$(131)

	June 30,	December 31,
	2011	2010

Liquidity
Cash	$154	$482
Total Debt	$1,195	$1,197
     Cash balances at the end of the quarter were $154 million. At the end of the second quarter of 2011, the company’s $650 million revolving credit facility remained undrawn. Approximately $20 million of the credit facility is reserved for financial letters of credit. Debt balances at the end of the second quarter were $1,195 million.
     The company’s credit rating remains unchanged at the end of the second quarter 2011 with a BB rating, stable outlook by Standard & Poor’s and a Ba2 rating, stable outlook by Moody’s Investor Services.

Financial Outlook
     Spirit revenue guidance for the full-year 2011 remains unchanged and is expected to be between $4.5 and $4.7 billion based on Boeing’s 2011 delivery guidance of 485 to 495 aircraft; expected B787 ship set deliveries; expected Airbus deliveries in 2011 of approximately 520 to 530 aircraft; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates consistent with those in the first half of 2011.
     Fully diluted earnings per share guidance for 2011 is now expected to be between $1.40 and $1.50 per share, largely reflecting the impact of the G280 forward-loss.
     Guidance for cash flow from operations, less capital expenditures, is expected to be approximately a $250 million use of cash in the aggregate, with capital expenditures of approximately $300 million.
     The 2011 forecasted effective tax rate has been revised to approximately 30 percent. (Table 3)
     Risk to our financial guidance includes, among other factors: 787 delivery volumes; higher than forecast non-recurring and recurring costs on our development programs; mid-range business jet market risks; and our ability to achieve anticipated productivity and cost improvements.

Table 3. Financial Outlook	2010 Actual	2011 Guidance
Revenues	$4.2 billion	$4.5 —$4.7 billion

Earnings Per Share (Fully Diluted)	$1.55	$1.40 — $1.50

Effective Tax Rate	26.3%	~30%

Cash Flow from Operations	$125 million	~$50 million

Capital Expenditures	$288 million	~$300 million

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing and execution of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; potential reduction in the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs, which could be negatively impacted by continuing weakness in the global economy and economic challenges facing commercial airlines, and by a lack of business and consumer confidence and the impact of continuing instability in the global financial and credit markets, including, but not limited to, sovereign debt concerns in Europe; declining business jet manufacturing rates and customer cancellations or deferrals as a result of the weakened global economy; the success and timely execution of key milestones such as certification and delivery of Boeing’s new B787 and Airbus’ new A350 XWB aircraft programs, including first flight for the Airbus A350 XWB, receipt of necessary regulatory approvals and customer adherence to their announced schedules; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and anti-bribery laws such as the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness and the possibility that we may be unable to borrow additional funds or refinance debt; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of our interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the sections captioned “Risk Factors” in our 2010 Form 10-K filed February 22, 2011 and our first quarter 2011 Form 10-Q filed May 6, 2011 for a more complete discussion of these and other factors that may affect our business.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the second quarter of 2011 were $773 million, up 50 percent from the same period last year, largely driven by recognition of deferred revenue associated with the 787 program as well as modestly increased volume and non-production revenues. Operating margin for the second quarter of 2011 was 12.3 percent as compared to 15.7 percent during the same period of 2010, as the segment revenue mix was impacted by lower margin programs, mainly the 787 program. The segment recorded a favorable pre-tax $6 million cumulative catch-up adjustment due to productivity and efficiency improvements.
Propulsion Systems
     Propulsion Systems segment revenues for the second quarter of 2011 were $318 million, up 17 percent from the same period last year, primarily driven by model mix and increased aftermarket volume. Operating margin for the second quarter of 2011 was 15.2 percent as compared to 12.3 percent in the second quarter of 2010. During the second quarter of 2011, the segment realized a favorable pre-tax $4 million cumulative catch-up adjustment due to productivity and efficiency improvements.
Wing Systems
     Wing Systems segment revenues for the second quarter of 2011 were $373 million, up 40 percent from the same period last year largely driven by recognition of deferred revenue associated with the 787. Operating margin for the second quarter of 2011 was (8.4) percent as compared to 10.6 percent during the same period of 2010, as the segment revenue mix was impacted by lower margin programs and an unfavorable pre-tax $53 million forward-loss associated with the G280 program. The segment recorded an unfavorable pre-tax $4 million cumulative catch-up primarily driven by cost growth on other new programs, partially offset by productivity and efficiency improvements on core programs.

Table 4. Segment Reporting

		(unaudited)			(unaudited)
		2nd Quarter			Six Months
($ in millions)	2011	2010	Change	2011	2010	Change
Segment Revenues
Fuselage Systems	$773.1	$515.2	50.1%	$1,301.1	$1,031.4	26.1%
Propulsion Systems	$317.7	$272.0	16.8%	$590.7	$546.4	8.1%
Wing Systems	$372.5	$266.9	39.6%	$617.4	$515.8	19.7%
All Other	$2.3	$1.9	21.1%	$6.0	$5.7	5.3%

Total Segment Revenues	$1,465.6	$1,056.0	38.8%	$2,515.2	$2,099.3	19.8%

Segment Earnings from Operations
Fuselage Systems	$95.1	$80.9	17.6%	$142.1	$156.8	(9.4%)
Propulsion Systems	$48.2	$33.4	44.3%	$89.0	$67.0	32.8%
Wing Systems	$(31.2)	$28.3	(210.2%)	$(13.8)	$47.2	(129.2%)
All Other	$0.5	$(2.5)	120.0%	$0.5	$(2.2)	122.7%

Total Segment Operating Earnings	$112.6	$140.1	(19.6%)	$217.8	$268.8	(19.0%)

Unallocated Corporate SG&A Expense	$(37.6)	$(34.7)	8.4%	$(72.7)	$(69.7)	4.3%
Unallocated Research & Development Expense	$(0.5)	$(0.8)	(37.5%)	$(1.0)	$(1.5)	(33.3%)
Unallocated Cost of Sales(1)	$(10.9)	$(18.9)	(42.3%)	$(10.9)	$(18.9)	(42.3%)

Total Earnings from Operations	$63.6	$85.7	(25.8%)	$133.2	$178.7	(25.5%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	12.3%	15.7%	(340) BPS	10.9%	15.2%	(430) BPS
Propulsion Systems	15.2%	12.3%	290 BPS	15.1%	12.3%	280 BPS
Wing Systems	(8.4%)	10.6%	(1,900) BPS	(2.2%)	9.2%	(1,140) BPS
All Other	21.7%	(131.6%)	15,330 BPS	8.3%	(38.6%)	4,690 BPS

Total Segment Operating Earnings as % of Revenues	7.7%	13.3%	(560) BPS	8.7%	12.8%	(410) BPS

Total Operating Earnings as % of Revenues	4.3%	8.1%	(380) BPS	5.3%	8.5%	(320) BPS

(1)	Charges in the second quarter 2011 are associated with a change in estimate for warranty and extraordinary rework reserves and the UAW Early Retirement Incentive in connection with the ratification of their ten-year labor contract; compared to the second quarter 2010 which includes charges related to the grant of shares to represented employees of the IAM in connection with the ratification of a new ten-year labor contract.
Contact information:
Investor Relations: Coleen Tabor (316) 523-7040
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2010 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2010

B737	94	96	93	89	372
B747	3	1	2	4	10
B767	3	4	3	5	15
B777	21	18	14	14	67
B787	5	4	4	3	16

Total	126	123	116	115	480

A320 Family	102	95	75	96	368
A330/340	25	23	5	19	72
A380	1	5	7	5	18

Total	128	123	87	120	458

Business/Regional Jet*	5	6	6	10	27

Total Spirit	259	252	209	245	965

2011 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2011

B737	93	97			190
B747	4	3			7
B767	5	6			11
B777	16	22			38
B787	6	7			13

Total	124	135			259

A320 Family	103	91			194
A330/340	18	26			44
A380	6	5			11

Total	127	122			249

Business/Regional Jet	8	10			18

Total Spirit	259	267			526

*	Previously included Hawker-Beechcraft products only. Now includes Spirit deliveries associated with business and regional jets.

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2011	July 1, 2010	June 30, 2011	July 1, 2010
		($ in millions, except per share data)
Net revenues	$1,465.6	$1,056.0	$2,515.2	$2,099.3
Operating costs and expenses:
Cost of sales	1,354.6	919.6	2,282.6	1,820.7
Selling, general and administrative	41.1	38.1	80.1	77.4
Research and development	6.3	12.6	19.3	22.5

Total operating costs and expenses	1,402.0	970.3	2,382.0	1,920.6
Operating income	63.6	85.7	133.2	178.7
Interest expense and financing fee amortization	(21.7)	(13.8)	(42.6)	(27.8)
Interest income	0.1	0.1	0.2	0.2
Other income (expense), net	0.1	2.7	1.6	(2.8)

Income before income taxes and equity in
net loss of affiliate	42.1	74.7	92.4	148.3
Income tax provision	(11.9)	(19.6)	(27.2)	(37.4)

Income before equity in net loss of affiliate	30.2	55.1	65.2	110.9
Equity in net loss of affiliate	(0.1)	—	(0.5)	(0.3)

Net income	$30.1	$55.1	$64.7	$110.6

Earnings per share
Basic	$0.21	$0.40	$0.46	$0.80
Shares	139.2	137.5	138.9	137.4

Diluted	$0.21	$0.39	$0.45	$0.79
Shares	142.3	140.4	142.4	140.6

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2011	2010
	($ in millions)
Current assets
Cash and cash equivalents	$154.1	$481.6
Accounts receivable, net	347.9	200.2
Inventory, net	2,440.2	2,507.9
Other current assets	90.0	105.0

Total current assets	3,032.2	3,294.7
Property, plant and equipment, net	1,497.6	1,470.0
Pension assets	185.3	172.4
Other assets	139.6	164.9

Total assets	$4,854.7	$5,102.0

Current liabilities
Accounts payable	$456.7	$443.5
Accrued expenses	201.5	220.3
Current portion of long-term debt	9.6	9.5
Advance payments, short-term	36.2	169.4
Deferred revenue, short-term	41.3	302.6
Other current liabilities	15.2	19.5

Total current liabilities	760.5	1,164.8
Long-term debt	1,185.0	1,187.3
Advance payments, long-term	662.5	655.2
Deferred revenue and other deferred credits	34.5	29.0
Pension/OPEB obligation	75.9	72.5
Other liabilities	245.2	182.3
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized,118,407,515 and 107,201,314 issued, respectively	1.2	1.1
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 24,405,838 and 34,897,388 shares issued, respectively	0.2	0.3
Additional paid-in capital	989.8	983.6
Accumulated other comprehensive loss	(66.0)	(75.3)
Retained earnings	965.4	900.7

Total shareholders’ equity	1,890.6	1,810.4
Noncontrolling interest	0.5	0.5

Total equity	1,891.1	1,810.9

Total liabilities and equity	$4,854.7	$5,102.0

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 30, 2011	July 1, 2010
	($ in millions)
Operating activities
Net income	$64.7	$110.6
Adjustments to reconcile net income to net cash (used in) operating activities
Depreciation expense	64.4	55.2
Amortization expense	7.0	6.4
Employee stock compensation expense	5.2	21.6
Excess tax benefits from share-based payment arrangements	(1.2)	(3.1)
Gain on disposition of assets	—	(0.1)
(Gain) Loss from foreign currency transactions	(1.0)	6.7
Deferred taxes	0.7	7.9
Long-term tax benefit	2.2	(17.5)
Pension and other post-retirement benefits, net	(5.0)	(5.7)
Grant income	(2.6)	(0.6)
Equity in net loss of affiliate	0.5	0.3
Changes in assets and liabilities
Accounts receivable	(143.6)	(119.5)
Inventory, net	75.6	(172.2)
Accounts payable and accrued liabilities	(14.4)	50.2
Advance payments	(125.9)	(74.4)
Deferred revenue and other deferred credits	(255.0)	(14.8)
Other	86.5	31.7

Net cash (used in) operating activities	(241.9)	(117.3)

Investing activities
Purchase of property, plant and equipment	(84.4)	(130.6)
Other	0.4	(0.7)

Net cash (used in) investing activities	(84.0)	(131.3)

Financing activities
Principal payments of debt	(4.1)	(5.9)
Excess tax benefits from share-based payment arrangements	1.2	3.1

Net cash (used in) financing activities	(2.9)	(2.8)

Effect of exchange rate changes on cash and cash equivalents	1.3	—

Net decrease in cash and cash equivalents for the period	(327.5)	(251.4)
Cash and cash equivalents, beginning of the period	481.6	369.0

Cash and cash equivalents, end of the period	$154.1	$117.6